Exhibit 99.1

Bruker Corporation Elects Charles Wagner as Independent Director

BILLERICA, Mass. (BUSINESS WIRE) — August 3, 2010 — Bruker Corporation (NASDAQ: BRKR) today announced the election of Charles F. Wagner, Jr. to its Board of Directors and Audit Committee.

Since 2007 until July 2010, Mr. Wagner had been Corporate Vice President and Chief Financial Officer of Millipore Corporation.  From 2003 to 2007, he was Corporate Vice President for Strategy and Corporate Development at Millipore.  Prior to joining Millipore, Mr. Wagner was a manager and consultant at Bain & Company from 1997 to 2002, and he also held positions at Coopers & Lybrand LLP from 1990 to 1995.  Mr. Wagner holds an MBA from Harvard Business School and a B.S. in Accounting from Boston College.  In June 2010, Mr. Wagner was also elected to the Bruker Energy & Supercon Technologies, Inc. (BEST) Board and Audit Committee.

Frank Laukien, Chairman of the Board, President and CEO of Bruker Corporation, commented:  “We are very pleased to have Mr. Wagner join our Board and Audit Committee.  Charlie is a very knowledgeable executive, with extensive experience in the life science industry, as well as in strategy development, business growth, operational improvements and financial management.  His experience will benefit Bruker, as we continue our drive for rapid growth, margin enhancement and operational excellence.”

Charles Wagner commented: “I am excited about joining the Bruker Corporation board.  Bruker is a very well respected high-performance scientific instruments company with excellent fundamentals and strong momentum, and I look forward to contributing to its success.”

As confirmed by NASDAQ, after Mr. Wagner’s election the Bruker Corporation Board and Audit Committee now again are in compliance with all applicable NASDAQ listing requirements.

About Bruker Corporation

Bruker Corporation is a leading provider of high-performance scientific instruments and solutions for molecular and materials research, as well as for industrial and applied analysis. For more information about Bruker Corporation, please visit www.bruker.com.

For Further Information:

Bruker Corporation
Stacey Desrochers
Director of Investor Relations

T: +1 978-663-3660, ext. 1115
E: stacey.desrochers@bruker.com